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                                                                Exhibit 1(e)


                          DRESDNER RCM CAPITAL FUNDS, INC.

                                      FORM OF
                              ARTICLES SUPPLEMENTARY
                                         TO
                         RESTATED ARTICLES OF INCORPORATION

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     Dresdner RCM Capital Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:         The Board of Directors has classified a total of 150,000,000 unissued shares of capital stock, par value $.0001 per share of the Corporation, which shares are currently unclassified, into shares of capital stock, par value $.0001 per share of the Corporation, of new classes of capital stock each having the following designations (each a "New Class"):

     DESIGNATION                                             NUMBER OF SHARES

     Dresdner RCM Growth Equity Fund Class N                   50,000,000
     Dresdner RCM Small Cap Fund Class N                       50,000,000
     Dresdner RCM International Growth Equity Fund Class N     50,000,000

     SECOND:   Each New Class will be invested with the one other existing class in each such Fund, and with any future classes in each such Fund, in a common investment portfolio comprising a series (each a "Series") and will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article FIFTH (5) of the Corporation's Restated Articles of Incorporation, subject however, to the following provisions, and shall be subject to all provisions of the Charter of the Corporation relating to stock of the Corporation generally.

      (i) The income and expenses of each Series shall be allocated among the classes comprising the Series in accordance with the relative net asset values of each such class or as otherwise determined by the Board of Directors in accordance with law and the Corporation's current registration statement with respect to the Series as filed with the Securities and Exchange Commission (the "Registration Statement"). The allocation of investment income, capital gains and losses, expenses and liabilities of the Corporation and of any Series, among the Series and any other series of the Corporation's stock, and among any classes thereof, shall be determined by the Board of Directors in a manner consistent with applicable law and the Registration Statement.

     (ii) The liabilities and expenses of the classes comprising each Series shall be determined separately from those of each other and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of the liquidation of the Corporation or of a Series to holders of shares of the Corporation's capital stock may vary from class to class within a Series.

    (iii) The dividends and distributions of investment income and capital gains with respect to the classes comprising a Series shall be in such amounts as may be declared

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                                                                Exhibit 1(e)


          from time-to-time by the Board of Directors, and such dividend and distributions may vary among the classes comprising the Series to reflect differing allocations of the expenses of the Corporation and the Series among the classes and any resultant differences among the net asset values per shares of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate.

     (iv) Except as may otherwise be required by law, all holders of shares of a Series shall vote in accordance with Article Fifth(5)(e) of the Restated Articles of Incorporation of the Corporation, as they may be amended and supplemented from time-to-time; provided, however, that, except as otherwise required by law, the holders of each class of each Series shall have, respectively, (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of such class, including, without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the 1940 Act (a "Plan"), applicable to their respective classes and (ii) no voting rights with respect to the provisions of a Plan applicable to another class of stock of the Series or of the Corporation or with regard to any other matter submitted to a vote of stockholders that does not affect holders of such class of stock.

     THIRD:         Each New Class as designated above has been classified by
the Board of Directors pursuant to authority contained in the Charter of the Corporation.

     IN WITNESS WHEREOF, Dresdner RCM Capital Funds, Inc. has caused these Articles Supplementary to be executed by its President and witnessed by its Assistant Secretary on this __ day of ________, 1998. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all materials respects.


WITNESS:                           DRESDNER RCM CAPITAL FUNDS, INC.


By:______________________          By:________________________________
Karen Jacoppo-Wood                 George A. Rio
Assistant Secretary                President




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